Exhibit 10.1
Fiscal 2010 Reporting Officer Performance Pay Plan
Philosophy
We support a pay-for-performance approach to variable compensation that rewards individual and Company performance towards the achievement of our Company goals. This Plan is designed to provide upside reward for outstanding Company and individual performance, motivate reporting officers to focus on and work together toward achieving Company goals; and be competitive within our industry.
Eligibility
Company reporting officers are eligible to participate in the plan. As of April 1, 2010, the following officers are eligible to participate in the Plan:
•	Chairman of the Board of Directors

•	Chief Executive Officer and President

•	Senior Vice President, Chief Financial Officer and Treasurer

•	Senior Vice President, Corporate Development

•	Senior Vice President, General Counsel and Secretary

•	Senior Vice President, Research and Development and Chief Medical Officer

•	Senior Vice President, Chief Operating Officer
The performance period under the Plan consists of the twelve month period from April 1, 2010 to March 31, 2010. To be eligible to participate in this Plan, the executive officer must be actively employed by the Company at the time awards are paid by the Company. Performance Pay awards will be paid prior to two and one half months after the end of the performance period.
Individual Performance Pay Targets
An individual performance pay range and target as a percentage of base salary will be established by the Compensation Committee for each of the reporting officers and shall be based generally on comparable market data. Performance pay awards are to be pro-rated based on the number of days employed in the Performance Period.
Company Objectives
The Company objectives for fiscal 2010 are: (i) successfully commercialize VIVITROL®, (ii) build and enhance our proprietary products, (iii) achieve financial performance against budget and (iv) respond effectively to changing business conditions.
Individual Performance
Each individual’s performance pay award under the Plan will be determined by the Compensation Committee of the Board of Directors of the Company. Individual performance against the Company objectives affects the determination of each individual’s performance pay award relative to that individual’s target performance pay amount. The CEO of the Company shall provide the Compensation Committee with recommendations regarding the performance pay for the Senior Vice Presidents. The percentage of base salary represented by each performance pay award granted under the Plan shall fall within the target performance pay range.
The Committee reserves the right to modify the Plan, Company objectives or overall payouts under the Plan at any time during the course of the fiscal year, including in response to changing business goals, needs and operations.
Approved by the Compensation Committee of the Board of Directors on July 13, 2009